Exhibit 3.3

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20100481136-46
	Filing Date and Time 06/30/2010 9:20 AM
	Entity Number E0853242007-0

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Action Industries, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article One should state that the name of the Corporation is: Longhai Steel Inc.

Article Three shall be amended to effect a 125-for-1 reverse stock split. Specifically, Article I of the Additional Information To The Articles of Incorporation of the Corporation shall be amended by adding the following paragraph at the end thereof:

(See attached Exhibit A)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.0%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

Exhibit A

"Effective as of the filing date of this Certificate of Amendment with the Secretary of State of the State of Nevada the outstanding shares of common stock of the Corporation shall be combined on the basis that 125 of such shares of common stock shall become one (1) share of common stock without changing the par value of the shares of the Corporation (the "Reverse Stock Split"); provided that no fractional shares of the Corporation shall be issued in connection with the Reverse Stock Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the even that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split."